UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 1, 2014

Enstar Group Limited

(Exact name of registrant as specified in its charter)

Bermuda	001-33289	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box HM 2267, Windsor Place, 3rd Floor 22 Queen Street, Hamilton HM JX Bermuda	N/A
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (441) 292-3645

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The provisions of Item 2.01 of this Current Report on Form 8-K that relate to the Registration Rights Agreement, the Shareholder Rights Agreement and the Bayshore Shareholders’ Agreement are incorporated by reference into this Item 1.01.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On April 1, 2014, Kenmare Holdings Ltd. (“Kenmare”), a wholly-owned subsidiary of Enstar Group Limited (the “Company”), together with Trident V, L.P., Trident V Parallel Fund, L.P. and Trident V Professionals Fund, L.P., which are managed by Stone Point Capital LLC (collectively, “Trident”), completed the previously announced acquisition of Torus Insurance Holdings Limited (“Torus”). Torus is an A- rated global specialty insurer with six wholly-owned insurance vehicles, including Lloyd’s Syndicate 1301. Torus is now directly owned by Bayshore Holdings Ltd. (“Bayshore”), which is 60% owned by Kenmare and 40% owned by Trident.

The purchase price for Torus was established in the amended and restated amalgamation agreement as $646.0 million, to be paid partly in cash and partly in the Company’s stock. The number of Company shares to be issued was fixed at the signing of the amalgamation agreement on July 8, 2013 and was determined by reference to an agreed-upon value per share of $132.448, which was the average closing price of the Company’s voting ordinary shares, par value $1.00 per share (the “Voting Ordinary Shares”), over the 20 trading days prior to such signing date. On the day before closing of the amalgamation, the Voting Ordinary Shares had a closing price of $136.31 per share. At closing, the Company contributed cash of $41.6 million towards the purchase price and $3.6 million towards related transaction expenses, as well as 1,898,326 Voting Ordinary Shares and 714,015 shares of Series B Convertible Participating Non-Voting Perpetual Preferred Stock of the Company (the “Non-Voting Preferred Shares”). Based on a price of $136.31 per share, the Company’s contribution of cash and shares to the purchase price totaled $397.7 million in the aggregate. Trident contributed cash of $258.4 million towards the purchase price and $2.4 million towards related transaction expenses.

FR XI Offshore AIV, L.P., First Reserve Fund XII, L.P., FR XII A Parallel Vehicle L.P. and FR Torus Co-Investment, L.P. (collectively, “First Reserve”) received 1,501,211 Voting Ordinary Shares, 714,015 Non-Voting Preferred Shares and cash consideration in the transaction. Corsair Specialty Investors, L.P. (“Corsair”) received 397,115 Voting Ordinary Shares and cash consideration in the transaction. The remaining Torus shareholders received all cash. As a result of the amalgamation, First Reserve now owns approximately 9.5% and 11.5%, respectively, of the Company’s Voting Ordinary Shares and outstanding share capital.

The Company, First Reserve and Corsair entered into a Registration Rights Agreement at the closing of the amalgamation that provides First Reserve and Corsair with certain rights to cause the Company to register under the Securities Act of 1933, as amended (the “Act”), the Voting Ordinary Shares (including the Voting Ordinary Shares into which the Non-Voting Preferred Shares may convert) issued pursuant to the amalgamation and any securities issued by the Company in connection with the foregoing by way of a share dividend or share split or in connection with any recapitalization, reclassification or similar reorganization (the foregoing, collectively, “Registrable Securities”). Pursuant to the Registration Rights Agreement, the Company must file a resale shelf registration statement for the Registrable Securities within 20 business days after the closing of the amalgamation. In addition, at any time following the six-month anniversary of the closing of the amalgamation, First Reserve will be entitled to make three written requests for the Company to register all or any part of the Registrable Securities under the Act, subject to certain exceptions and conditions set forth in the Registration Rights Agreement. Corsair will have the right to make one such request. First Reserve and Corsair were also granted “piggyback” registration rights with respect to the Company’s registration of Voting Ordinary Shares for its own account or for the account of one or more of its securityholders. The Registration Rights Agreement is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

The Company, First Reserve and Corsair also entered into a Shareholder Rights Agreement upon the closing of the Torus acquisition, under which First Reserve has the right to designate one representative to the Company’s Board of Directors. This designation right terminates if First Reserve ceases to beneficially own at least 75% of the total number of Voting Ordinary Shares and Non-Voting Preferred Shares acquired by it under the amalgamation agreement. Pursuant to this contractual right and in anticipation of the closing of the Torus acquisition, First Reserve designated Kenneth W. Moore to be its representative on the Company’s Board of Directors. As previously reported, on February 26, 2014, the Company’s Board of Directors elected Mr. Moore to serve as a director of the Company effective upon the closing of the Torus acquisition. Accordingly, Mr. Moore became a director of the Company on April 1, 2014. Mr. Moore is a Managing Director of First Reserve. The Shareholder Rights Agreement is filed as Exhibit 10.2 hereto and is incorporated herein by reference.

Upon the closing of the Torus acquisition, Bayshore, Kenmare and Trident entered into a Shareholders’ Agreement (the “Bayshore Shareholders’ Agreement”). As previously reported, the Bayshore Shareholders’ Agreement, among other things, provides that Kenmare has the right to appoint three members to the Bayshore board of directors and Trident has the right to appoint two members. The Bayshore Shareholders’ Agreement includes a five-year period during which neither party can transfer its ownership interest in Bayshore to a third party (the “Restricted Period”). Following the Restricted Period: (i) each party must offer the other party the right to buy its shares before the shares are offered to a third party; (ii) Kenmare can require Trident to participate in a sale of Bayshore to a third party as long as Kenmare owns 55% of Bayshore; (iii) each party has the right to be included on a pro rata basis in any sales made by the other party; and (iv) each party has the right to buy its pro rata share of any new securities issued by Bayshore.

The Bayshore Shareholders’ Agreement also provides that during the 90-day period following the fifth anniversary of the Torus closing, and at any time following the seventh anniversary of such closing, Kenmare would have the right to redeem Trident’s shares in Bayshore at their then fair market value, which would be payable in cash. Following the seventh anniversary of the Torus closing, Trident would have the right to require Kenmare to purchase Trident’s shares in Bayshore for their then current fair market value, which Kenmare would have the option to pay either in cash or by delivering the Company’s Voting Ordinary Shares. The Bayshore Shareholders’ Agreement is filed as Exhibit 10.3 hereto and is incorporated herein by reference.

James D. Carey, a member of the Company’s Board of Directors, is a senior principal of Stone Point Capital, a private equity firm based in Greenwich, Connecticut. As noted above, Stone Point Capital serves as the manager of Trident. Trident collectively owns approximately 8.5% of our Voting Ordinary Shares, after accounting for the shares issued in the Torus acquisition. Mr. Carey is the sole member of an entity that is one of four general partners of the entities serving as general partners for Trident, is a member of the investment committees of such general partners, and is a member of Stone Point Capital.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The provisions of Item 2.01 of this Current Report on Form 8-K that relate to the Trident put right with respect to its interest in Bayshore are incorporated by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities.

As discussed in Item 2.01 above, on April 1, 2014, as part of the consideration for the amalgamation, the Company issued 1,501,211 Voting Ordinary Shares and 714,015 Non-Voting Preferred Shares to First Reserve and 397,115 Voting Ordinary Shares to Corsair. The securities were issued to First Reserve and Corsair without registration in a private placement pursuant to Section 4(a)(2) of the Act.

The Non-Voting Preferred Shares issued to First Reserve pursuant to the amalgamation will automatically convert (i) into Voting Ordinary Shares upon the transfer of such Non-Voting Preferred Shares to any person other than an affiliate of First Reserve if that transfer qualifies as a widely dispersed offering and (ii) into a new series of non-voting ordinary shares of the Company upon the approval by the Company’s shareholders of an amendment to the Company’s bye-laws to authorize such series. In such case, each Non-Voting Preferred Share shall initially convert into one Voting Ordinary Share or non-voting ordinary share, as applicable, subject to adjustment for share subdivisions, splits, combinations and similar events.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Registration Rights Agreement, dated April 1, 2014, among Enstar Group Limited, FR XI Offshore AIV, L.P., First Reserve Fund XII, L.P., FR XII A Parallel Vehicle L.P., FR Torus Co-Investment, L.P. and Corsair Specialty Investors, L.P.

10.2	Shareholder Rights Agreement, dated April 1, 2014, among Enstar Group Limited, FR XI Offshore AIV, L.P., First Reserve Fund XII, L.P., FR XII A Parallel Vehicle L.P., FR Torus Co-Investment, L.P. and Corsair Specialty Investors, L.P.

10.3	Bayshore Shareholders’ Agreement, dated April 1, 2014, among Bayshore Holdings Limited, Kenmare Holdings Ltd., Trident V, L.P., Trident V Parallel Fund, L.P. and Trident V Professionals Fund, L.P.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENSTAR GROUP LIMITED

Date: April 4, 2014	By:	/s/ Richard J. Harris
Richard J. Harris
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Registration Rights Agreement, dated April 1, 2014, among Enstar Group Limited, FR XI Offshore AIV, L.P., First Reserve Fund XII, L.P., FR XII A Parallel Vehicle L.P., FR Torus Co-Investment, L.P. and Corsair Specialty Investors, L.P.

10.2	Shareholder Rights Agreement, dated April 1, 2014, among Enstar Group Limited, FR XI Offshore AIV, L.P., First Reserve Fund XII, L.P., FR XII A Parallel Vehicle L.P., FR Torus Co-Investment, L.P. and Corsair Specialty Investors, L.P.

10.3	Bayshore Shareholders’ Agreement, dated April 1, 2014, among Bayshore Holdings Limited, Kenmare Holdings Ltd., Trident V, L.P., Trident V Parallel Fund, L.P. and Trident V Professionals Fund, L.P.

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